Exhibit 23.1.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements filed by Osiris Therapeutics, Inc. on Form S-8 (Nos. 333-167652, 333-137952 and 333-137593) and on Form S-3 (No. 333-148750) of our report dated March 14, 2009 with respect to the audit of the statements of operations, changes in stockholders’ equity (deficit), and cash flows of Osiris Therapeutics, Inc. for the year ended December 31, 2008 which appears in this Annual Report on Form 10-K of Osiris Therapeutics, Inc. for the year ended December 31, 2010.

/s/ STEGMAN & COMPANY

Baltimore, Maryland

March 14, 2011